Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Bausch + Lomb Corporation of our report dated May 27, 2021, except for the change in composition of reportable segments discussed in Note 20 to the combined financial statements, as to which the date is September 3, 2021 relating to the financial statements of Bausch + Lomb (a Business of Bausch Health Companies Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

January 13, 2022